Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

Meritage Homes Completes Record First Quarter

•  FIRST QUARTER RECORDS

—      DOLLAR VALUE OF HOMES ORDERED UP 49% OVER 1ST QTR 2004

—      HOME CLOSING REVENUE INCREASED 30% OVER 1ST QTR 2004

•  ALL-TIME RECORD BACKLOG

—      DOLLAR VALUE ROSE 98% OVER 1ST QTR 2004

Scottsdale, Arizona and Dallas (April 7, 2005) — Meritage Homes Corporation (NYSE: MTH) today announced an all-time record for homes in backlog and first quarter records for sales orders and closings.

Summary Operating Results

	For the Three Months Ended March 31,
	(unaudited)
	$ Millions			Homes
	2005	2004	Chg	2005	2004	Chg

Homes ordered	$881	$592	49%	2,639	2,193	20%

Homes closed	$551	$424	30%	1,787	1,569	14%

Order backlog	$1,781	$900	98%	5,627	3,279	72%

“The first quarter of 2005 was very solid for Meritage,” said Steven J. Hilton, Meritage Co-Chairman and CEO.  “The dollar value of sales orders and home closing revenue both set first quarter records, increasing 49% and 30%, respectively, over the same period last year.  In addition, we ended the quarter with an all-time record for backlog, with the dollar value up 98% over March 31, 2004 to $1.8 billion.”

“Demand for our homes remains strong,” said John R. Landon, Meritage Co-Chairman and CEO. “In order to manage our record backlog levels, we have been limiting the number of lots released for sale in many of our communities.  In several of our communities, demand is so strong that we have waiting lists and have seen significant price appreciation.”

“The rise in the dollar value of sales orders was led by our Nevada and California divisions with increases of 96% and 80%, respectively,” said Mr. Hilton.  “Our active community count in Nevada rose to seven at March 31, 2005 from one at March 31, 2004 and in California the number of active communities increased 19%.  The dollar value of sales orders advanced 31% in Arizona and 6% in Texas.  In Texas, we are maintaining a leading position in the move-up market and are broadening our efforts to expand our entry-level business, which we anticipate will become a larger portion of our growth there in the next few years,” added Mr. Hilton.  “We are also pleased to report that we exceeded our expectations by taking orders for 138 homes in our Ft. Myers/Naples, Florida division in February and March resulting from our February 1, 2005 acquisition of Colonial Homes of Florida.  The Florida housing market is very healthy and we expect to see strong demand there throughout the remainder of the year.”

“Rising population and housing demand, combined with a restricted land supply, are pushing prices higher in the California market,” said Mr. Landon.  “In our California division, the average price of homes ordered during the first quarter 2005 increased 39% over the first quarter a year ago.  We attribute this increase to several premium-priced communities in California that were either not open for sales a year ago or which had significant increases in sales rates over last year and to generally increasing pricing levels.  These subdivisions offer homes with higher prices than our typical communities there, though we remain committed to generally offering homes in a moderate price range in California,” added Mr. Landon.  “Prices in Arizona and Nevada have also increased, but to a lesser degree.  The average price of homes ordered during the quarter increased 14% in Arizona and 12% in Nevada as compared to the first quarter a year ago.  We believe prices may continue to rise in these markets in the future, but not at the rates during the prior year.”

“Overall, home closing revenue rose 30% over last year’s first quarter, despite extended wet weather conditions in our western markets.  In addition, the comparison to the 2004 first quarter was challenging as that quarter was robust with home closing revenue up 49% over the first quarter of 2003,” said Mr. Hilton.  “Even considering these adverse weather conditions, home closing revenue for the first quarter increased 57% in Arizona and 49% in California over the same period last year.  In Texas, where the housing market remains very competitive, home closing revenue decreased slightly from the same period last year.  In Nevada, where we are now experiencing strong sales orders with the opening of several new communities, we expect to see a sizable increase in home deliveries during the second half of 2005.”

“At March 31, 2005 we set all-time records with 5,627 homes in backlog valued at $1.8 billion, increases of 72% and 98%, respectively, over the same time last year,” said Mr. Landon.  “Excluding our acquisition of Colonial Homes of Florida, dollar backlog still rose 78%.  The dollar value of backlog in all of our regions was up significantly, increasing 136% in Nevada, 113% in California, 88% in Arizona and 30% in Texas.”

“We are pleased with our record-setting first quarter and are encouraged by the strong demand for our homes,” said Mr. Hilton.  “We believe a stable economy and the availability of a broad range of mortgage products will mostly offset the potential impact of a moderate increase in mortgage interest rates.  We anticipate that our all-time record backlog, continued strong demand for our homes and deliveries from our Florida acquisition will lead to 8,800 to 9,000 home closings and home closing revenue of $2.7 to $2.8 billion for the year.  This is up $200 million over our prior guidance and represents an increase of 34% to 39% over 2004.”

“We expect to report in the first quarter a one-time charge of approximately $19 million, net of taxes, or about $0.69 per share, relating to our March 2005 tender offer pursuant to which we repurchased $276.8 million of our 9 ¾% senior notes due 2011,” added Mr. Landon.  “Accordingly, we expect diluted earnings per share for the first quarter of 2005 to be in the range of $0.52 to $0.57, though excluding the one-time charge, diluted earnings per share would range from $1.20 to $1.25, exceeding our previous guidance of $1.10 to $1.15 per share.  We will be giving further earnings guidance for the balance of 2005 in our April 2005 earnings release and conference call,” concluded Mr. Landon.

Meritage plans to release its 2005 first quarter earnings on Monday, April 25, 2005, after market closing. In conjunction with the earnings release, the Company will hold a conference call on Tuesday, April 26, 2005 at 11:00 a.m. EST.  To participate in the call, please dial in at least five minutes before the start time.  The domestic dial-in number for the call is 1-800-291-3314 and the international dial-in number is 1-706-634-0844.  The Company will be webcasting a presentation along with the conference call, which can be accessed through the Company’s website at www.meritagehomes.com.  The call may also be accessed through CCBN for two weeks at www.fulldisclosure.com.

About Meritage Homes Corporation

Meritage Homes Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  The Company appears on Forbes’ “Platinum 400” list as number one in terms of five-year annualized total return, and is included in the S&P SmallCap 600 Index.  Fortune magazine recently named Meritage to its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fourth appearance on this list in six years.  The Company has built approximately 37,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including six of the top ten single-family housing markets in the country.  For more information about the Company, please visit the Meritage website located at www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries

Operating Data - Unaudited

($ in thousands)

	For The Three Months Ended March 31
	2005		2004
	Homes	$	Homes	$
Homes Ordered:
Texas	973	212,520	947	199,857
Arizona	925	272,850	807	208,388
California	474	288,206	365	159,831
Nevada	129	46,856	74	23,923
Florida	138	60,834	n/a	n/a
Total	2,639	881,266	2,193	591,999

Homes Closed:
Texas	717	155,874	730	157,272
Arizona	599	153,956	381	97,932
California	345	194,487	307	130,870
Nevada	88	31,189	151	37,428
Florida	38	15,286	n/a	n/a
Total	1,787	550,792	1,569	423,502

Order Backlog:
Texas	1,741	369,736	1,336	284,004
Arizona	2,317	656,281	1,258	348,815
California	824	484,990	538	227,290
Nevada	278	94,870	147	40,133
Florida *	467	175,394	n/a	n/a
Total	5,627	1,781,271	3,279	900,242

* March 31, 2005 backlog includes 467 homes with a sales value of approximately $175 million from our February 2005 acquisition of Colonial Homes of Florida.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include our strategy for our entry-level business in Texas, our expectation that we will be able to maintain pricing power in certain markets, our expectation of strong demand for increased deliveries in Florida and Nevada, respectively, during 2005, our expectation of strong housing demand in Florida throughout the remainder of 2005, that the impact of increasing interest rates will be offset by a stable economy and the availability of mortgage products, our projected home closings and revenue for fiscal 2005 and our expected earnings per share for the first quarter 2005.  Actual results may differ from those set forth in the forward-looking statements.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.

Meritage’s business is also subject to a number of risks and uncertainties including: interest rates and changes in the availability and pricing of residential mortgages; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions, including Colonial Homes of Florida; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our greenfield start-up markets; general economic slow downs; consumer confidence, which can be impacted  by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2004 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Our Future Results and Financial Condition.”  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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